Exhibit 99.2

STOCK PURCHASE AGREEMENT

By and Among

Vasaio Capital, Inc.

and

FOXO Technologies Inc.

October 25, 2026

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 23, 2026, is by and among Vasaio Capital, Inc. (herein referred to as the “Seller”) and FOXO Technologies Inc., a Delaware corporation (herein referred to as “FOXO”). The Seller, and FOXO are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, FOXO is a healthcare services and technology company that currently operates four synergistic divisions: epigenetic diagnostics, a rural hospital, mental and behavioural health facility and biosource collection and sale businesses.

FOXO is a fully compliant, reporting public company with all filings and financial information available at www.sec.gov

FOXO is currently traded on the OTC and has in July 2026 retained D. Boral Capital, LLC., as exclusive investment bankers to advise and assist the Company get re-listed on NYSE American (or alternative Stock Exchange) as soon as practical.

FOXO has initiated a Corporate Action to complete a reverse split of its common stock to qualify for a listing

FOXO has filed a confidential Draft Registration Statement (DRS) with the SEC and has received confirmation from the SEC on September 28th that this DRS can be made effective

FOXO has in October 2026 submitted an application to Nasdaq to have its common stock listed on a Nasdaq Exchange

WHEREAS, the Seller is the lawful registered owner and beneficiary of, and desires to sell, transfer, assign and convey to FOXO, all right, title and interest in and to 2,000,000 (two million) shares of Preferred Stock in Ludwig Enterprises, Inc., a Nevada corporation. (Ludwig), in exchange for the consideration and upon the terms and conditions set forth herein, Ludwig is listed on the OTC and until August 19, 2026 was a fully reporting company with public filings and information until the company ceased to comply as a reporting company, available at www.sec.gov

i)	Ludwig has issued and outstanding 7,000,000 shares of its Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

ii)	Pursuant to Ludwig’s Certificate of Designation, as amended (the “Certificate of Designation”), each share of Preferred Stock is presently entitled to one hundred (100) votes, voting together with the holders of Ludwig common stock as a single class, and is convertible into one hundred (100) shares of Ludwig common stock, subject to the terms of the Certificate of Designation.

iii)	The Purchased Shares represent approximately 28.57% of the presently outstanding Preferred Stock and, based upon Ludwig’s presently outstanding capitalization, represent approximately 23% of the voting control of Ludwig

iv)	The Certificate of Designation requires approval by holders of at least two-thirds of the issued Preferred Stock for a transfer of Preferred Stock. Such approval is attached to this agreement.

v)	The Parties intend that FOXO shall acquire control of Ludwig through acquisition of the Purchased Shares described in this agreement and the Preference Shares owned by one other shareholder who will enter into a separate but similar agreement with FOXO. FOXO shall not, by virtue of the transactions contemplated by this Agreement, assume or become liable for any indebtedness, obligation or liability of Ludwig.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale of Preferred Shares

Subject to the terms and conditions of this Agreement, at the closing of the transaction contemplated hereby (the “Closing”), Seller shall sell to FOXO and FOXO shall purchase from the Seller, 2,000,000 shares of Preferred Stock in Ludwig Enterprises, Inc. The Preferred Stock being sold and purchased will;

i)	Be free and clear of all liens, pledges, security interests, claims, voting agreements, proxies, options, rights of first refusal, restrictions and encumbrances of every kind other than restrictions imposed solely by applicable securities laws;
ii)	Include all voting rights, conversion rights, dividend rights, liquidation rights and other rights and preferences attaching thereto; and
iii)	Have full legal and beneficial title passing to FOXO at Closing.
iv)	Be 100% of the Preferred Stock in Ludwig owned by the Seller with the Seller having no further right or entitlement to receive any additional Preferred Stock in Ludwig after closing

1.2 FOXO is purchasing only the Purchased Shares from the Sellers.

Nothing contained in this Share Purchase Agreement shall constitute an assumption, guarantee or undertaking by FOXO of any liability or obligation of Ludwig, including without limitation:

●	promissory notes;
●	convertible notes;
●	warrants;
●	accrued compensation;
●	accounts payable;
●	taxes;
●	litigation liabilities;
●	regulatory liabilities;
●	contingent liabilities; or
●	contractual obligations.

Any liability of Ludwig following Closing shall remain a liability solely of Ludwig unless FOXO expressly agrees otherwise in a separate written instrument executed after Closing.

1.3 Control Condition

As a condition of FOXO’s obligation to close, immediately following transfer of the Purchased Shares into FOXO’s name:

i)	the Purchased Shares carry not less than 300,000,000 votes;
ii)	the total issued and outstanding common shares total for Ludwig will be 167,166,187
iii)	no issued or issuable security, voting agreement, proxy or other arrangement disclosed or undisclosed causes FOXO’s voting power from the shares purchased herein to fall below 23% at closing; and
iv)	The Purchased Shares remain convertible into not less than 300,000,000 shares of Ludwig common stock in the aggregate, subject only to lawful adjustments expressly contained in the Certificate of Designation.

If any of the foregoing conditions is not satisfied at Closing, FOXO may terminate this Agreement without liability.

On signing this sale and purchase agreement the Seller will grant FOXO voting control of the Ludwig Preferred Stock with all rights as described above, by simultaneously signing the Voting Agreement and Irrevocable Proxy as attached in attachment 2 hereto, granting FOXO immediate voting rights as defined in the Ludwig Preferred Stock, which voting rights will remain in place until Closing or Termination of this agreement.

ARTICLE 2

PURCHASE CONSIDERATION

2.1 Consideration

The aggregate consideration payable by FOXO for the Purchased Shares shall be 1,000,000 (One million) shares of newly created FOXO Class F Convertible Preferred stock (the “FOXO Consideration Shares”).

The Seller shall receive FOXO Consideration Shares having a stated value of US$1 million.

Series F Preferred Stock will have the following terms included in the certificate of designation

i)	Series F Convertible Preferred Stock will have a stated value of $1 (one dollar) per share.
ii)	Voting rights of Series F Convertible Preferred Stock will be equal to the number of common shares the Preferred stock can be converted into
iii)	The conversion price of Series F Convertible Preferred Stock will be equal to the lower of (C1) the price at which common shares are sold in a public offering at the time of an up-listing to Nasdaq or (C2) the price at which common shares are sold in the most recent public offering prior to conversion if such price is lower than (C1) which reset expires six months after FOXO completes an up-listing to Nasdaq (Closing)
iv)	Conversion of Series F Preferred Stock will be limited to 8.33% in any one calendar month, of the value of Preferred Stock issued initially to the holder unless such restriction is waived in writing by FOXO

2.3 Nasdaq and Stockholder Approval

The issuance of FOXO Consideration Shares shall at all times be aligned with:

i)	applicable Nasdaq Listing Rules;
ii)	applicable federal and state securities laws;
iii)	any FOXO stockholder approval required by applicable law or Nasdaq.

2.4 Registration Rights

FOXO shall use commercially reasonable efforts to cause the FOXO common stock underlying the FOXO Consideration Shares to be registered for resale under the Securities Act pursuant to an effective registration statement as soon as reasonably practicable following Closing.

ARTICLE 3

CLOSING CONDITIONS

FOXO’s obligation to complete the Closing shall be subject to satisfaction or written waiver by FOXO of each of the following conditions.

3.1 Preferred Holder Consent

FOXO shall have received an irrevocable written consent executed by holders of at least two-thirds of all issued Preferred Stock expressly:

i)	approving the sale and transfer of the Purchased Ludwig Preferred Shares to FOXO;
ii)	confirming that all rights associated with the Purchased Shares transfer to FOXO without modification;
iii)	instructing Ludwig, or Ludwig’s Transfer Agent if applicable, to record the change of ownership on Ludwig’s stock ledger immediately upon Closing;

3.2 FOXO shall be satisfied that

i)	the Purchased Shares are duly authorized, validly issued, fully paid and non- assessable;
ii)	the Purchased Shares constitute 2,000,000 of the 7,000,000 Preferred Shares currently outstanding;
iii)	each Purchased Share carries 100 votes;
iv)	each Purchased Share remains convertible into 100 shares of Ludwig common stock after closing;
v)	the Purchased Shares vote together with Ludwig common stock as a single class as provided in the Certificate of Designation;
vi)	all required transfer approvals have been obtained;
vii)	Ludwig recognizes FOXO as the legal and beneficial holder of the Purchased Shares at Closing; and
viii)	no other agreement or instrument modifies the rights of the Preferred stock as represented above

3.3 FOXO shall have satisfied itself with certain information including but not limited to the following regarding Ludwig Enterprises Limited

3.3.1

i)	the number of common shares issued and outstanding;
ii)	the number of preferred shares issued and outstanding;
iii)	all other preferred securities;
iv)	options;
v)	warrants;
vi)	convertible notes;
vii)	convertible debt;
viii)	securities exchangeable for common stock;
ix)	contractual obligations to issue securities included in Notes or other agreements;
x)	voting agreements;
xi)	proxies; and
xii)	all other instruments capable of affecting voting power.

3.3.2

Any provision if applicable that could be triggered by:

i)	acquisition of the Purchased Shares by FOXO;
ii)	acquisition of control of Ludwig by FOXO;
iii)	changes to Ludwig’s board;
iv)	any future financing by Ludwig; or
v)	a subsequent merger, recapitalization or asset transaction involving Ludwig and FOXO.

3.4 No Material Adverse Change

There shall have occurred no event between signing this agreement and Closing that materially impairs:

i)	the Preferred Stock;
ii)	its voting rights;
iii)	its conversion rights;
iv)	FOXO’s ability to acquire control of Ludwig at Closing; or
v)	the principal assets and business of Ludwig as represented in publicly available information and SEC filings or other non-public information that has been provided by Ludwig.

3.5 Nasdaq Listing and Financing

FOXO’s common stock shall have been approved for listing on Nasdaq and FOXO shall have completed a financing satisfactory to FOXO’s Board of Directors.

3.6 Other agreements

Closing of this agreement as described herein will be subject to and simultaneous with the Closing of a second, separate Share Purchase Agreement between an unrelated Seller and FOXO, so that FOXO receives sufficient Ludwig Preferred Shares for FOXO to have voting control of Ludwig.

4 Closing

Closing shall occur on or after the date FOXO’s common stock shall have been approved for listing on Nasdaq at the price FOXO shall have completed a public offering in conjunction with the up- listing (which public offering could be a number of days after FOXO’s common stock starts trading on the Nasdaq Exchange), or such other date agreed by the Parties, following satisfaction or waiver of the conditions precedent.

5 Taxes

The Seller shall be responsible for its own taxes arising from receipt of the FOXO Consideration Shares.

6 Governing Law

This Agreement and all disputes arising hereunder shall be governed by Delaware law, without giving effect to conflicts-of-law principles; provided, however, that matters concerning Ludwig’s internal corporate affairs, validity of the Preferred Stock, voting rights, transfer registration and other matters governed mandatorily by Nevada corporate law shall be governed by Nevada law.

7 Entire Agreement

This Agreement and its schedules constitute the entire agreement among the Parties concerning the subject matter hereof.

8 Accredited investor

The Seller represents that they are an accredited investor as defined by the SEC and have sufficient financial and professional wherewithal to assess and access the risk of the transaction contemplated herein. The Seller also represents that they have reviewed all publicly information available and asked for and received answers to any inquiries they have with regard to FOXO, its business strategy and financial condition before completing this agreement and that no information sought has been incomplete or withheld.

9 Termination

This agreement can be terminated

i)	by FOXO in the event that any of Closing Conditions as defined Article 3 in this agreement are not met unless FOXO expressly waives such deficiency.
ii)	by the Seller in the event that FOXO does not achieve a Nasdaq listing of its common stock or complete a public offering as contemplated in this agreement, within 120 days from signing unless the Seller expressly waives such deficiency.
iii)	In the event that due diligence by FOXO before closing, on Ludwig’s science and technology and title and ownership thereof is not satisfactory or as represented.
iv)	By Seller: FOXO agrees, that upon receiving voting control of Ludwig as granted in the separate Voting Proxy agreement being signed simultaneous to this Agreement, that until closing, FOXO will make every effort to support Ludwig’s business strategy as represented in and not take any actions or steps without consultation and agreement with the Seller or that cause Ludwig to cease being an operating business. However, this paragraph does not require FOXO to pay or be responsible for any of Ludwig’s old bills, debt(s) or financial obligations. Failure to comply with the above may result in immediate termination of this agreement.

10 Amendments

No amendment shall be effective unless in writing signed by FOXO, the affected Seller and, where the amendment affects its obligations, Ludwig.

11 Assignment

No Seller may assign its rights or obligations without FOXO’s written consent.

FOXO may assign this Agreement or the Purchased Shares to a wholly owned subsidiary, provided FOXO remains responsible for its payment obligations.

12 Confidentiality and Announcements

No public announcement concerning this transaction shall be issued before the Parties agree upon its contents, except where disclosure is required by law, SEC rule or Nasdaq rule.

13 Counterparts and Electronic Signatures

This Agreement may be executed electronically and in counterparts.

14	The parties acknowledge and agree that Seller holds Ludwig common stock in CEDE and in Book form which are outside this agreement.

15	The parties acknowledge that Seller is not an officer nor director nor impowered to represent Ludwig and as such the corporate information contained herein is provided on a best knowledge basis.

[Signatures on Following Page]

Signature page for Share Purchase Agreement dated October 25, 2026

Signature

On behalf of Seller
Vasaio Capital, Inc.

Signature

On behalf of Purchaser
FOXO Technologies Inc.

Exhibit 1 Consent representing in excess of two thirds of the presently outstanding Preferred Stock in Ludwig approving the transfer of 2,000,000 shares of Preferred Stock from Vasaio Capital, Inc. to FOXO Technologies Inc.

The Following shareholders representing approximately 71.43% of the issued and outstanding Preferred Stock in Ludwig Enterprises, Inc. hereby consent, as required by the Certificate of Designation for the Preferred Stock, to the sale and transfer of 2,000,000 shares of the Preferred Stock from Vasaio Capital, Inc. to FOXO technologies, Inc.

Signed

The Thomas E. Terwilliger Revocable Trust. as owner of 3,000,000 (42.86%) of the issued and outstanding Preferred Stock in Ludwig Enterprises, Inc.

________________________________________

Signed

Vasaio Capital, Inc. as owner of 2,000,000 (28.57%) of the issued and outstanding Preferred Stock in Ludwig Enterprises, Inc.

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